Exhibit 1 - Proxy Card

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ENVELOPE PROVIDED, TO: Tiger Telematics,Inc., 4190 Belfort Rd. Ste. 200, Jacksonville, FL 32216

                                      PROXY

The undersigned shareholder of Tiger Telematics, Inc. (The "Company") hereby appoints Michael Carrender as proxy holder of the undersigned to attend the Annual general meeting of the Company to be held on April 25, 2003,and any adjournment thereof with authority to act and vote there at for an on behalf of the undersigned and directs the proxy holder to vote the common shares held by the undersigned in respect of the matters indicated below as follows:

      1. To increase the common stock capital of Tiger Telematics, Inc. to Two Hundred Fifty Million (250,000,000) shares.

FOR__________                            AGAINST__________


If this proxy is not dated it will be deemed to bear the date on which it was mailed.

Executed this ____day of ________, 2003.
                                        ________________________
Name of Shareholder                     Signature of Shareholder

                                        ________________________
Address (if different from above)       Signature of Shareholder